PROPOSED ADMINISTRATION AGREEMENT

      AGREEMENT made as of this 22nd day of June, 1998, by and between ANCHOR GOLD AND CURRENCY TRUST, a Massachusetts company ("the Trust"), and ANCHOR INVESTMENT MANAGEMENT CORPORATION, a Massachusetts corporation (the "Administrator") .

                          WITNESSETH :
      WHEREAS, the Trust is engaged in business as an investment company and is so registered under the Investment Advisors Act of 1940, as amended; and

      WHEREAS,  the  Administrator  is engaged in the  business  of
providing  investment   management,   advisory  and  administrative
services; and

      WHEREAS, the Trust desires to retain the Administrator to furnish administrative services and the Administrator is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:


     (a)   Services   Rendered   and   Expenses   Paid   by the Administrator.
          The Administrator, subject to the control, direction and supervision of the Board of Trustees of the Trust and in conformity with applicable laws, this Agreement, the Trust's Declaration of Trust, By-Laws, registration statement and amendments thereto, prospectus and statement of additional information, as in effect from time to time, and stated investment objectives, policies and restrictions, shall, as directed by the Trust from time to time, at its own expense perform as administrative services for each of the Trust such of the following as the Company shall designate:

          (i) furnish office space, facilities, and equipment necessary for the administration of the Trust:

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          (ii) compute  the net asset  value per share of the Trust
      on a daily basis;

          (iii)prepare and file all registration or other material required by federal and state laws for the registration or other qualification of the Trust and its shares for sale to the public as required by such laws;

          (iv) prepare and file or mail all reports and statements required of the Trust by federal and state laws, to be filed or sent by the fund to all authorities and security holders of the Trust;

          (v) maintain contact with and coordinate the Trust's public accountants, legal counsel, custodian, transfer and service agent and other providers of services to the Trust, all of whose fees shall be paid independently by the Trust, and perform customary checks and confirmations of such services and the records thereof;

          (vi) coordinate the Trust's portfolio transactions and cash management with the Trust's custodian;

          (vii)receive, confirm and pay over to the Trust's custodian the proceeds of sales by the Trust of its shares and administer and confirm to the Trust's transfer agent and shareholders the sales of its shares by the Trust; and

          (viii)prepare and maintain on behalf of the Trust such records of the Trust's business transactions as are not maintained by other service providers to the trust and generally take all such other action as may be required to administer the Trust's business.

      The Trust shall pay the Administrator's out-of-pocket expenses for supplies, printing and postage incurred by the Administrator in the performance of its duties hereunder. To the extent that any of the foregoing expenses are allocated between the Trust and any other party, such allocations shall be pursuant to methods approved by the Board of Trustees of the Trust.

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      (b) Role of the Administrator.

          (i) The Administrator, and any person controlling, controlled by or under common control with the Administrator shall be free to render similar services to others and to engage in other activities, so long as the services rendered to the Trust are not impaired.

          (ii) Except as otherwise required by the Investment Company Act of 1940, as amended, any of the shareholders, Trustees, officers and employees of the Trusts may be a shareholder, director, officer or employee of, or be otherwise interested in, the Administrator, and in any person controlling, controlled by or under common control with the Administrator, and the Administrator, and any person controlling, controlled by or under common control with the Administrator, may have an interest in the Trust.

          (iii) Except as otherwise agreed, in the absence of willful misfeasance, bad faith, gross or negligence, neither the Administrator nor any of its officers, directors, employees or agents shall be subject to liability to the Trust for any act or omission in the course of, or connected with, rendering services hereunder, and each shall be indemnified and held harmless by the Trust from and against any losses, claims, damages and legal fee and other expenses arising out of their due performance of this Agreement.

       (c) Compensation of the Administrator.
           (i) As full compensation for the services rendered, facilities furnished and costs not specifically paid by the Trust under this Agreement, the Trust agrees to pay to the Administrator a monthly fee at the annual rate of $21,722. Such fee may be increased only upon the approval of a majority of the Board of Trustees of the Company, including a majority of those Trustees who are not "interested persons" of the Company as such term is defined in the Investment Company Act of 1940.

           (ii) If the Administrator shall serve for less than the whole of any period, the foregoing compensation shall be prorated.

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       (d) Term and Termination.
           (i) This Agreement shall become effective on the date hereof, shall remain in full force and effect for one year from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is approved at least annually by the Board of Trustees of the Trust, including a majority of the Trustees who are not "interested persons" as such term is defined under the Investment Company Act of 1940.


           (ii) This Agreement may be terminated at any time without the payment of any penalty by vote of the Board of Trustees of the Trust or by the Administrator, on not more than sixty (60) days, nor less than thirty (30) days, written notice to the other party, or upon such shorter notice as may be mutually agreed upon.

      (e) Miscellaneous. For the purposes of this Agreement. the terms "affiliated person," "assignment" and "interested person," shall have their respective meanings defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder. subject, however, to such exemptions as 'nay be granted to either the Administrator or the Fund by the Securities and Exchange Commission .

      (f) Limitation of Liability of the Trustees and shareholders .
           A copy of the Declaration of each of the Trusts is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trusts as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders of the Trusts but are binding only upon the assets and property of the Trusts.


      (g)  Assignment or Amendment.
         The Administrator may assign the performance of certain of the administrative services hereunder to a related administrative services


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     company,  subject to the approval of a majority of the Board of Trustees of the Company, including a majority of those Trustees who are not parties to the Agreement or "interested persons" of any such party as such persons are defined in the Investment Company Act of 1940.
         This Agreement may be amended only if such amendment is specifically approved by a majority of the Board of Directors of the Trust, including a majority of those directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

            IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first written above .


                              ANCHOR GOLD AND CURRENCY TRUST





                               By:
                                          President



                               ANCHOR INVESTMENT MANAGEMENT CORP.



                               By:
                                          President

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